Exhibit 99.1

CytoSorbents Reports First Quarter 2022 Results and Revises 2022 Outlook

Q1 2022 total revenue was $8.7 million, including product sales of $7.9 million. Core non-COVID-19 product sales were an estimated $7.6 million, and on a constant currency basis were comparable to core product sales a year ago. Product gross margins were 80%.

MONMOUTH JUNCTION, N.J., May 3, 2022 — CytoSorbents Corporation (NASDAQ: CTSO), a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery using blood purification via its proprietary polymer adsorption technology, today reported unaudited financial and operating results for the quarter ended March 31, 2022.

First Quarter 2022 Financial Results

•	Total revenue, including product sales and grant income, for Q1 2022 was $8.7 million, a decrease of 18% compared to $10.6 million in Q1 2021.
•	Q1 2022 product sales were $7.9 million (including an estimated $7.6 million core non-COVID-19 sales and $0.3 million COVID-19 related sales) versus $10.1 million ($8.3 million core and $1.8 million COVID-related) in Q1 2021, a decrease of 22%. This decrease was driven primarily by a reduction in German direct sales, which were hampered by the impact of unprecedented rates of new COVID-19 infection in the country that persisted throughout Q1 2022, and to a lesser extent a weaker Euro. Germany sales were $3.8 million in Q1 2022 versus $5.9 million a year ago, a decline of 36%. Q1 2022 product sales were also lower by $0.6 million due to the stronger dollar compared to the euro.
•	On a constant currency basis, core product sales in Q1 2022 would have been $8.2 million, and were comparable to core product sales of $8.3 million a year ago.
•	As expected, COVID-19 related sales during the quarter were low, reflecting the low severity of current COVID-19 illness resulting from high rates of vaccination and natural immunity.

•	Product gross margins improved to approximately 80% in Q1 2022, versus 77% in Q1 2021.
•	The Company continues to have a solid balance sheet with cash and cash equivalents of $44.7 million (which includes $1.7 million in restricted cash) at March 31, 2022, and no debt.

Recent Operating Highlights

•	More than 170,000 cumulative CytoSorb devices have been utilized worldwide as of March 31, 2022, an increase of 30% compared to more than 131,000 devices utilized as of the end of the first quarter of 2021.
•	CytoSorbents continues to make progress in its company-sponsored clinical trials, most importantly announcing that the first patient was enrolled in April 2022 in the U.S. STAR-D (Safe and Timely Antithrombotic Removal – Direct Oral Anticoagulants) pivotal trial evaluating the DrugSorb™-ATR Antithrombotic Removal System to remove apixaban and rivaroxaban during cardiothoracic surgery.
•	The first patient was enrolled in February 2022 in the PROCYSS Multicenter randomized controlled trial evaluating CytoSorb® to restore hemodynamic stability in patients experiencing refractory septic shock.
•	Buildout of the Company’s new manufacturing facility in Princeton, New Jersey is approximately 95% complete. In April, the Company successfully completed its E.U. Notified Body audit of the manufacturing plant, with no major findings. Based on the positive audit, the Company is beginning the transition from its existing facility to the new manufacturing site. Management expects to receive full certification from its Notified Body in the coming months, which will allow device manufacturing and product shipments to begin from the new manufacturing facility.
•	CytoSorbents recently appointed Jiny Kim, MBA to the Board of Directors. She brings an extensive background in the medical device industry, with significant experience in U.S. and international commercialization, sales, marketing and business development to support the Company’s growth initiatives, in particular the eventual commercialization of DrugSorb™-ATR in the United States.
•	The Company is establishing a direct sales presence in the UK, the sixth largest medical device market in the world, and Ireland, part of its strategy to expand more territories in which CytoSorb is sold directly to customers.
•	Multiple recent scientific publications and presentations highlighting the use of CytoSorb in critical care and cardiac surgery (see “Clinical Studies and Data Publications Update” below). In particular, new data from an expanded analysis of the U.S. CTC (CytoSorb Therapy in COVID-19) Registry on 56 critically ill COVID-19 patients with acute respiratory distress syndrome on life support with ECMO and treated with CytoSorb under FDA Emergency Use Authorization, continue to demonstrate high survival and improved clinical benefits with early intervention. These data were presented in an abstract at the 41st International Symposium on Intensive Care and Emergency Medicine in Brussels, Belgium, and will be presented this week at the 10th EuroELSO Congress in London, UK, along with multiple presentations at the CytoSorbents Lunch Symposium.

Dr. Phillip Chan, Chief Executive Officer of CytoSorbents stated, “A key takeaway from our first quarter results is that our core non-COVID-19 product sales were stable, on par with Q3 and Q4 2021, and comparable with Q1 2021 product sales on a constant currency basis. We did this despite the many business challenges and uncertainties created by COVID-19, the Russian-Ukraine war, inflation, currency exchange volatility, and other factors out of our direct control. As anticipated, COVID-19 related sales were nominal for Q1 2022 due to the low severity of recent COVID-19 infections, and primarily accounted for the difference in product sales from a year ago.”

“During Q1 2022, CytoSorb sales in Germany, the Company’s largest market, lagged as the country experienced its highest rates of COVID infections since the pandemic began. When we provided our 2022 outlook in early March, the Omicron wave appeared to be peaking, but was supplanted by a massive wave of BA.2 variant infections that drove a new peak of more than a half million new COVID-19 infections a day by the end of Q1 2022 - seven times higher than in the prior quarter and 21 times the peak seen a year ago. We have previously discussed how these high rates of COVID-19 indirectly reduce CytoSorb sales by impacting hospital budgets, staffing, elective procedure volumes, ICU capacity, and sale representative access due to visitation restrictions and illness. Fortunately, COVID-19 infection rates have dropped rapidly in the past several weeks. However, the BA.2 surge, which still accounts for nearly 100,000 new infections a day in the country, will likely delay the expected recovery in Germany. We are seeing a carryover of Germany Q1 sales trends to the current quarter, and although this may change, it has prompted us to conservatively revise our 2022 guidance (see “Revision of 2022 Outlook Guidance” below). That said, we are focused on the more important big picture where current trends portend an end to the global pandemic this year as COVID-19 is expected to morph into a much less virulent disease like seasonal influenza. When this happens, we want to be well-positioned to capitalize on what we expect will be a steady improvement and return to growth in our core business.”

Dr. Chan continued, “We remain confident that the slowdown in our growth is mainly driven by reversible COVID-related issues, and expect that these too shall pass. In the meantime, we have a solid balance sheet anchored by $44.7 million in cash and no debt at the end of Q1 2022 to weather the current turbulence. We are also managing our business proactively, continuing to invest in key areas such as our U.S. pivotal STAR-T and STAR-D trials, while instituting tighter cost controls to reduce our cash burn by an additional $2 million per quarter against budget. Our goal is to end this year with more than $30M in cash, which exceeds our projected cash need in 2023 and importantly, is expected to provide adequate funds through the anticipated enrollment completion of both the pivotal U.S. STAR-T and STAR-D trials. We also have the additional financial flexibility from our $15 million Bridge Bank term loan commitment to add debt if desired.”

“Meanwhile, we are not just waiting for conditions to improve. Rather, we are focused on building this company and solidifying our leadership as the treatment pioneer of life-threatening conditions using blood purification. We are laser-focused on four essential objectives that we believe are the key to driving sustainable, long-term value for shareholders:

•	Open the U.S. market by obtaining FDA Marketing approval for DrugSorb™-ATR to remove blood thinning drugs during cardiothoracic surgery (see “Clinical update” below)
•	Restore growth of core CytoSorb sales, driven by numerous initiatives (see below).
•	Transition CytoSorb production to our new manufacturing facility and headquarters in Princeton, New Jersey this year (See “Operational Update” above)
•	Forge and expand new and existing strategic partnerships to maximize the synergy between our technology and those of our partners, while creating new global opportunities for growth.

To provide more color on our growth strategy, we highlight several examples of important initiatives that we have been executing upon during the pandemic that are expected to drive improved results as the pandemic abates, as well as future, longer-term growth.

Near-term growth drivers

•	Resume in-person sales from a strong customer base: Our active customer base accounts for the majority of our direct sales and grew by 20-25% at the start of the pandemic and has remained stable since. We are in close contact with these accounts and have confirmed that COVID-19 related issues, including its effect on staffing and numbers of ICU patients, are the primary issue for volatility in ordering. We believe a return to in-person selling will reinvigorate growth.
•	New therapeutic area divisions: We have established three distinct therapy divisions within our commercial operations including Critical Care, Cardiovascular, and Liver/Kidney/other to develop these markets internationally under the leadership of dedicated medical and commercial subject matter experts, who will work closely with our sales teams and best serve the needs and interests of our customers. We have already seen our efforts bear fruit with now more than 150 cardiac surgery centers internationally who have begun to use CytoSorb to remove antithrombotic drugs during cardiac surgery, for example. We believe this infrastructure will yield many more similar successes across a broad array of applications.

•	New exclusive private hospital chain partnerships: We are now the preferred supplier of hemoadsorption technology to the three largest hospital chains in Germany, including, as announced yesterday, Asklepios Group. A number of these hospitals are already current customers and our agreements facilitate access and sales of CytoSorb to these and all other relevant institutions within these hospital networks.
•	Rise of Existing and New Applications: Among the many applications, we highlight:

Shock: Many studies have highlighted the ability of CytoSorb to remove inflammatory mediators and help to stabilize shock, a potentially fatal drop in blood pressure, in a wide range of patients. A recent 2019 meta-analysis, found that approximately 10% of ICU patients have septic shock at admission and an additional 8% of patients admitted to the ICU develop septic shock at some point in their hospital stay, with a high mortality of 38%. CytoSorb is being used around the world as a treatment of shock and we are conducting the PROCYSS RCT to formally evaluate CytoSorb as a treatment of this common and major unmet medical need.

Liver disease: In the treatment of acute liver disease, CytoSorb outperforms the market leading MARS® platform (Baxter) in the in vitro removal of many liver toxins, but has the added benefit of removing cytokines and inflammatory mediators, while being much easier to use. In real-world practice, CytoSorb has replaced MARS at many accounts. One in 11 people worldwide have chronic liver disease that may deteriorate and require hospitalization and blood purification. Through our Liver/Kidney division, we aim to drive CytoSorb as a therapy of choice in these patients.

Lung injury: Our U.S. CTC registry highlights the high survival of critically ill COVID-19 patients with acute respiratory distress syndrome (ARDS) treated with CytoSorb and ECMO under FDA Emergency Use Authorization. We believe these data demonstrate a therapeutic strategy of “enhanced lung rest” using the combined therapies that can be extrapolated to the treatment of ARDS in non-COVID patients, a very large market.

Longer-term growth drivers

•	Stand-alone blood pump business model: There are many applications where a simple-to-use, low-cost hemoperfusion pump is adequate to implement our CytoSorb blood purification technology. This approach enables our customers to deliver CytoSorb without the complexity of a full-scale dialysis or continuous renal replacement therapy (CRRT) machine, without the need for a dialysis technician, and in clinical situations where the patient has not developed kidney failure. By improving access to care and simplifying treatment with CytoSorb in the ICU, we are potentially enabling more frequent and earlier use on more patients while supporting new “hospital-wide” applications in the emergency room, surgery suites, and elsewhere. CytoSorbents has partnered with a major international dialysis company to distribute a high-quality hemoperfusion machine and accessories, and to provide field support to customers in Germany, Austria, and Luxembourg, and are currently in the midst of a pilot launch. While early, the initial results and feedback from this pilot have been promising. Pending continued success, we plan a broader rollout in these countries, and may pursue expansion of the program to more countries in the future. We believe this can be a potentially important supplementary business model going forward that can significantly expand our total addressable markets and contribute meaningfully to CytoSorb sales growth.

•	Expansion of direct sales territories: Although opening new countries with a direct sales force requires time, cost, and resources, it also allows us to directly lead the effort, drive results, and benefit from more profitable sales. With the announcement of expansion of direct sales into the U.K. and Ireland, we now sell direct in two of the E.U.’s Big 5 Economies - Germany and the U.K. – and a total of 15 countries direct overall, while working with distributors or partners in the other three Big 5 Economies: France, Italy, and Spain.
•	Investment in important clinical studies in shock, liver failure, cardiac surgery, ATR, etc: We are committed to funding Company-sponsored studies, such as the STAR-T, STAR-D, and PROCYSS RCTs, in key areas that we believe will drive international adoption and usage of our technologies, with the goal of becoming a standard of care for those applications (See “Clinical Studies and Data Publications Update” below).

Dr. Chan concluded, “We firmly believe we are a solidly financed company with a robust strategic and tactical plan that positions us well for both near-term and long-term success once the effects of the pandemic abate. Although we know it has been challenging, we thank you for your understanding and continued support.”

Clinical Studies and Data Publications Update

Cardiac Surgery

•	U.S. STAR-T pivotal RCT: Enrollment and site activation continues to progress. Barring the potential of another surge in U.S. COVID cases, we expect the study to reach its first scheduled milestone of 33% patient enrollment that will trigger the first Data Safety Monitoring Board (DSMB) meeting this summer, with overall study enrollment to be complete in the first quarter of 2023.

•	U.S. STAR-D pivotal RCT: Site activation is ongoing with the first patient enrolled in April 2022. Pending the continuing uncertainty from the ongoing COVID-19 pandemic, we expect the study to complete enrollment in 12-18 months.
•	International Safe and Timely Antithrombotic Removal (STAR) Registry continues to actively enroll patients in the U.K., Germany, and Austria, with expansion into additional EU countries before the end of 2022.
•	Recent scientific publications highlight CytoSorb use in cardiac surgery for antithrombotic removal include in the Annals of Thoracic and Cardiovascular Surgery, Expert Review of Cardiovascular Therapy, Journal of Cardiothoracic and Vascular Anesthesia, and in endocarditis in the Journal of Cardiothoracic and Vascular Anesthesia.

Critical Care

•	CytoSorb Therapy in COVID-19 (CTC) Registry: New data will be presented at the EuroELSO conference this week (see “Operational Highlights” above). The CTC Registry has completed enrollment at 100 patients and the final results will be presented at an upcoming international conference and submitted for publication.
•	The German PROCYSS Refractory Septic Shock RCT: The study continues to actively enroll at multiple sites. The speed of enrollment remains uncertain due to COVID-19, however, we still expect to achieve the next important milestone of the interim analysis after 50% enrollment in 2023.
•	The German Hep-On-Fire multicenter, single-arm trial in acute liver failure due to alcoholic hepatitis: We continue to expect that the first patient will be enrolled this quarter and that the study will complete enrollment in 2023.
•	The International COSMOS Registry: Designed to capture ongoing, real-world outcomes using CytoSorb in critical care, the Registry is undergoing start-up activities and remains scheduled to begin enrollment this quarter with the goal of being active in multiple countries in 2023.
•	Many peer-reviewed publications of new studies on sepsis in The International Journal of Artificial Organs and in sepsis-associated acute kidney injury in Blood Purification, as well as in acute pancreatitis in Artificial Organs, and wound healing following severe burn injury in Frontiers in Surgery. Finally, cytokine reduction using CytoSorb and the successful transplant of donated kidneys and livers from deceased donors was detailed in the International Journal of Artificial Organs.

Results of Operations for the quarter ended March 31, 2022 compared to the quarter ended March 31, 2021

Revenues

Total revenue, including product revenue and grant income, for the first quarter of 2022 was $8.7 million, down 18% from $10.6 million in the first quarter of 2021. Product sales in the first quarter of 2022 were $7.9 million, down 22% from $10.1 million in the first quarter of 2021 due to a decrease in direct sales, primarily from lower sales in Germany due to COVID-19 pandemic market conditions, as well as the impact of the decrease in the average exchange rate of the Euro to the U.S. dollar, which negatively impacted first quarter 2022 product sales by approximately $0.6 million. Due to a surge in COVID-19 case in the first quarter of 2022, many hospitals throughout Germany either maintained or reinstituted restrictions such as visitation rights to non-essential visitors. However, unlike prior waves in Germany, the rates of severe COVID-19 illness requiring ICU care, and death have been comparatively very low. This is being partly attributed to high rates of vaccinations that are associated with reduced severity of illness, reduced need for hospitalization, and risk of death. These factors led to a decrease in both COVID-19 and core non-COVID-19 CytoSorb sales in Germany. In aggregate, COVID-19 related sales in the first quarter of 2021 were estimated to be $0.3 million, compared to $1.8 million in the first quarter of 2021. Core, non-COVID-19 sales declined 9% from $8.3 million in the first quarter of 2021 to $7.6 million in the first quarter of 2022.

Cost of Revenues

Cost of revenue for the first quarter of 2022 was $2.3 million compared to $2.8 million for the first quarter of 2021. Product gross margins were approximately 80% for the first quarter of 2022, compared to approximately 77% for the first quarter of 2021, due mainly to the impact of non-recurring costs of approximately $0.7 million in the first quarter of 2021 related to prior year tariffs following an audit by the German Customs Authorities that did not recur in 2022.

Operating Expenses

Operating expenses for the first quarter of 2022 amounted to $14.2 million, a 33% increase from $10.7 million for the first quarter of 2021. Research and development expenses increased from $2.3 million in the first quarter of 2021 to $4.2 million in the first quarter of 2022 due primarily to an increase in clinical trial and related costs, rent expense on our new facility and other R&D costs. Selling, General & Administrative (SG&A) expenses increased 19% to $9.2 million in the first quarter of 2022 from $7.7 million in the prior year period due primarily to an increase in salaries, commissions, and related costs of $0.9 million, an increase in occupancy costs related to rent on our new facility in Princeton, NJ of $0.4 million, and an increase in sales and marketing costs, which include advertising and conference attendance of approximately $0.3 million, among other items. These SG&A expense increases were partially offset by lower non-cash restricted stock expense of $0.3 million, among other decreased expenses included within SG&A. Legal, financial, and other consulting expense increased from $0.7 million in the first quarter of 2021 to $0.8 million in the first quarter of 2022.

Liquidity and Capital Resources

Since inception, our operations have been primarily financed through the private and public placement of our debt and equity securities. At March 31, 2022, we had current assets of approximately $55.9 million including unrestricted cash on hand of approximately $43.0 million and had current liabilities of approximately $14.7 million. As of March 31, 2022, $25 million of our total shelf amount was allocated to our ATM facility, all of which is still available. In addition, we have $15 million of debt availability, providing financial flexibility, if needed. In April of 2022, we received approximately $740,000 in cash from the approved sale of our net operating losses and research and development credits from the State of New Jersey.

We believe that we have sufficient cash to fund the Company’s operations beyond twelve months from issuance of the financial statements for the quarter ending March 31, 2022.

Revision of 2022 Outlook Guidance

The macro environment in which we operate remains difficult to predict given the complex drivers of our business, the global nature of our operations, and external factors such as the COVID-19 pandemic, the Russia-Ukraine war, inflation, currency exchange volatility, and other factors that are not in our direct control.

As evidence of this, since our prior guidance on March 8, 2022, where we anticipated growth of 20% or more in 2022 core product sales, Germany has since suffered a major surge in new COVID-19 cases, driven by the Omicron BA.2 variant. Although infection rates are now falling, we believe this has delayed the recovery of German hospitals and our German business. Given the importance of Germany to our financial results, and given that we see some Q1 sales trends carrying over to Q2 2022 (although this may change), we are revising our guidance to the following:

We expect COVID-19 cases and hospitalizations worldwide to continue to decline and expect to reach a more normalized operating environment as the year progresses. Because of this, we expect continued and progressive improvement in our underlying core non-COVID-19 business and expect growth in 2022 of core product sales on a constant currency basis. However, due to our limited visibility, we are removing specific growth targets with plans to revisit this later in the year. This expectation assumes:

•	A gradual recovery of normalized hospital activity and sales access in Germany and other key countries
•	No major economic slowdowns or major surges in COVID-19 infections caused by new COVID-19 variants
•	Little to no contribution to sales from Russia and neighboring countries that might be impacted by the war. In 2021, sales from these geographies represented less than 4% of total product sales
•	No escalation of the Russia-Ukraine war to other countries
•	Limited COVID-19 related product sales in 2022 due to high rates of vaccination and natural immunity that have reduced the severity of COVID-19 illness and need for hospitalization and ICU care, and with it the use of CytoSorb in these patients.

For additional information, please see the Company’s Form 10-Q for the period ended March 31, 2022, filed today with the SEC on http://www.sec.gov.

Conference Call

The company will conduct its first quarter 2022 results call today at 4:30 p.m. Eastern time.

Conference Call Details:

Toll free: 1-877-451-6152

International: 1-201-389-0879

Conference ID: 13728663

It is recommended that participants dial in approximately 10 minutes prior to the start of the call. There will be a simultaneous live webcast of the conference call that can be accessed through the following audio feed link:

https://viavid.webcasts.com/starthere.jsp?ei=1541445&tp_key=979468cd12

An archived recording of the conference call will be available under the Investor Relations section of the Company’s website at http://cytosorbents.com/investor-relations/financial-results/.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in the treatment of life-threatening conditions in intensive care and cardiac surgery using blood purification.  Its flagship product, CytoSorb®, is approved in the European Union with distribution in more than 70 countries around the world as an extracorporeal cytokine adsorber designed to reduce the “cytokine storm” or “cytokine release syndrome” seen in common critical illnesses that may result in massive inflammation, organ failure and patient death.  These are conditions where the risk of death can be extremely high, yet few to no effective treatments exist.  CytoSorb is also being used during and after cardiothoracic surgery to remove inflammatory mediators that can lead to post-operative complications, including multiple organ failure.  More than 170,000 cumulative CytoSorb devices have been utilized as of March 31, 2022.  CytoSorb was originally introduced into the European Union under CE-Mark as a first-in-kind cytokine adsorber.  Additional CE-Mark label expansions were received for the removal of bilirubin and myoglobin in clinical conditions such as liver disease and trauma, respectively, and both ticagrelor and rivaroxaban during cardiothoracic surgery.  CytoSorb has also received FDA Emergency Use Authorization in the United States for use in adult critically ill COVID-19 patients with imminent or confirmed respiratory failure.  The DrugSorb™-ATR Antithrombotic Removal System, which is based on the same polymer technology as CytoSorb, has also been granted FDA Breakthrough Designation for the removal of ticagrelor, as well as FDA Breakthrough Designation for the removal of the direct oral anticoagulant (DOAC) drugs, apixaban and rivaroxaban, in a cardiopulmonary bypass circuit during urgent cardiothoracic surgery.  The Company has initiated two FDA approved pivotal trials designed to support U.S. marketing approval of DrugSorb-ATR.  The first is the 120-patient, 30 center STAR-T (Safe and Timely Antithrombotic Removal-Ticagrelor) randomized, controlled trial evaluating the ability of intraoperative DrugSorb-ATR use to reduce perioperative bleeding risk in patients on ticagrelor undergoing cardiothoracic surgery.  The second is the 120-patient, 30 center STAR-D (Safe and Timely Antithrombotic Removal-Direct Oral Anticoagulants) randomized, controlled trial, evaluating the intraoperative use of DrugSorb–ATR to reduce perioperative bleeding risk in patients undergoing cardiothoracic surgery on direct oral anticoagulants, including apixaban and rivaroxaban.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption.  Its technologies have received non-dilutive grant, contract, and other funding of more than $39.5 million from DARPA, the U.S. Department of Health and Human Services (HHS), the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), the U.S. Army, the U.S. Air Force, U.S. Special Operations Command (SOCOM), Air Force Material Command (USAF/AFMC), and others.  The Company has numerous marketed products and products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and registered trademarks, and multiple patent applications pending, including ECOS-300CY®, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, VetResQ®, K+ontrol™, DrugSorb™, DrugSorb™-ATR, ContrastSorb, and others.  For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, future targets and outlooks for our business, expectations regarding the future impacts of COVID-19 or the ongoing conflict between Russia and the Ukraine, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 10, 2022, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	For the Three Months Ended
	March 31, 2022	March 31, 2021
Revenue:
CytoSorb sales	$7,867	$10,143
Other sales	58	---
Total product sales	7,925	10,143
Grant income	767	456
Total revenue	8,692	10,599
Cost of revenue	2,278	2,751
Gross profit	6,414	7,848

Expenses:
Research and development	4,243	2,282
Legal, financial and other consulting	801	708
Selling, general and administrative	9,161	7,710
Total operating expenses	14,205	10,700

Loss from operations	(7,791)	(2,852)
Other income (expense):
Interest income (expense), net	8	(10)
Loss on foreign currency transactions	(1,213)	(1,306)
Miscellaneous Income	30	---
Total other expense, net	(1,175)	(1,316)
Loss before benefit from income taxes	(8,966)	(4,168)
Benefit from income taxes	---	---
Net loss	(8,966)	(4,168)

Earnings per share:
Basic and diluted loss per share	$(0.21)	$(0.10)
Weighted average share outstanding	43,487,946	43,242,791

Net Loss	$(8,966)	$(4,168)
Other comprehensive income:
Currency translation adjustment	963	1,158
Comprehensive loss	$(8,003)	$(3,010)

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	March 31, 2022	December 31, 2021
ASSETS:
Current Assets:
Cash and cash equivalents	$43,023	$52,138
Grants and accounts receivable, net	4,577	4,523
Inventories	5,445	4,766
Prepaid expenses and other current assets	2,809	2,872
Total current assets	55,854	64,299

Property and equipment, net	7,849	5,151
Right of use asset	13,197	13,423
Restricted cash	1,687	1,687
Other assets	4,685	4,959
TOTAL ASSETS	$83,272	$89,519

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$4,826	$2,805
Lease liability - current portion	487	571
Accrued expenses and other current liabilities	9,359	10,314
Total current liabilities	14,672	13,690
Lease liability, net of current portion	13,172	13,251
TOTAL LIABILITIES	27,844	26,941

Total stockholders’ equity	55,428	62,578

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$83,272	$89,519

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Investor Relations Contact:

Terri Anne Powers

Vice President, Investor Relations

and Corporate Communications

(732) 482-9984

tpowers@cytosorbents.com

U.S. Public Relations Contact:
Eric Kim

Rubenstein Public Relations
212-805-3052
ekim@rubensteinpr.com